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                                                                     EXHIBIT 3.5

                          WERNER HOLDING CO. (PA), INC.

                      STATEMENT WITH RESPECT TO THE POWERS,

                       PREFERENCES AND RELATIVE, OPTIONAL

                           AND OTHER SPECIAL RIGHTS OF

                             SERIES A PARTICIPATING

                           CONVERTIBLE PREFERRED STOCK

            AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

                       -----------------------------------

                         PURSUANT TO SECTION 1522 OF THE

          BUSINESS CORPORATION LAW OF THE COMMONWEALTH OF PENNSYLVANIA

                       -----------------------------------

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         Werner Holding Co. (PA), Inc. (the "Company"), a corporation organized and existing under the Business Corporation Law of the Commonwealth of Pennsylvania, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company or any committee of the Board of Directors (the "Board") by its Second Amended and Restated Articles of Incorporation (as amended, the "Articles of Incorporation"), and pursuant to the provisions of
Section 1522 of the Business Corporation Law of the Commonwealth of Pennsylvania, the Board, at a meeting held on May 2, 2003, duly approved and adopted the following resolution:

         RESOLVED, that, pursuant to the authority vested in the Board of Directors by its Articles of Incorporation, the Board of Directors does hereby create, authorize and provide for the issue of a series of convertible preferred stock having the designation, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Articles of Incorporation and in this resolution as follows:

         The Statement With Respect to Shares setting forth this resolution (this "Certificate of Designation") shall be effective on June 11, 2003.

                                    ARTICLE 1

                                   DESIGNATION

         There is hereby created out of the authorized and unissued shares of Preferred Stock of the Company a series of Preferred Stock designated as the "Series A Participating Convertible Preferred Stock" (the "Series A Preferred Stock"), consisting of 65,000 shares, par value $0.01 per share, with an initial liquidation preference of $1,000.00 per share (the "Initial Liquidation Preference").

                                    ARTICLE 2

                                      RANK

         The Series A Preferred Stock shall, with respect to dividends and as to distributions upon the liquidation, winding-up and dissolution of the Company (as set forth in Article 3 and Article 4 hereof), rank (a) senior to all classes or series of Common Stock, and of Capital Stock of the Company established after the Issue Date by the Board of Directors of the Company the terms of which do not expressly provide that it ranks senior to or on a parity with the Series A Preferred Stock as to dividends and as to distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to with the Common Stock of the Company as "Junior Securities"); (b) on a parity with each class or series of Preferred Stock established after the Issue Date by the Board of Directors of the Company, the creation of which was approved by Holders of a majority of the then outstanding shares of Series A Preferred Stock in accordance with Section 5.2(b), if applicable, and the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividends and as to distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Parity Securities"), and (c) junior to all classes or series of Capital Stock of the Company established after the Issue Date by the Board of Directors of the Company, the creation

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of which was approved by Holders of a majority of the then outstanding shares of
Series A Preferred Stock in accordance with Section 5.2(b), if applicable, and the terms of which expressly provide that it ranks senior to the Series A Preferred Stock as to dividends and as to distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Senior Securities").

                                    ARTICLE 3

                                    DIVIDENDS

         SECTION 3.1 Dividends.

         (a) Preferred Dividends. Beginning on the Issue Date, Holders of outstanding Series A Preferred Stock will be entitled to receive, out of funds legally available therefor, cash dividends on each share of Series A Preferred Stock, at a rate per annum equal to 14% of the Liquidation Preference (with such Liquidation Preference being determined as of the first day of the applicable quarter) payable quarterly (the "Preferred Dividends") until December 31, 2008. All Preferred Dividends shall be cumulative, whether or not earned or declared, on a quarterly basis from the Issue Date and shall be payable quarterly in arrears on each Preferred Dividend Payment Date, commencing on September 11, 2003, provided, that if any Preferred Dividend payable on any Preferred Dividend Payment Date is not declared and paid in full in cash on such Preferred Dividend Payment Date, the amount payable as such Preferred Dividend on such Preferred Dividend Payment Date that is not paid in cash on such Preferred Dividend Payment Date shall be added to the Liquidation Preference on the relevant Preferred Dividend Payment Date and may no longer be declared or paid as dividends in cash except for special dividends paid pursuant to Section 3.1(d).

         (b) Participating Dividends. Beginning on the Issue Date, Holders of outstanding Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor (in whatever form), dividends on the outstanding Series A Preferred Stock in an amount equal to the amount by which the aggregate amount of dividends paid and payable on outstanding shares of Common Stock from the Issue Date through the date such dividends are declared on the outstanding shares of Common Stock exceeds the sum of all Preferred Dividends since the Issue Date (whether or not declared or paid, including, with respect to any share of Series A Preferred Stock, the excess, if any, of the Liquidation Preference for such share of Series A Preferred Stock over $1,000)) (a "Participating Dividend"). Participating Dividends shall be calculated on an as-converted basis in accordance with Article 6 and paid in the same form as such dividends are payable on the outstanding shares of Common Stock.

         (c) Dividend Priority. (i) Except as permitted pursuant to the next sentence, no dividends shall be declared by the Board of Directors or paid or funds set apart (in cash) for payment of dividends by the Company on any Parity Securities for any period unless cumulative dividends (including, with respect to any share of Series A Preferred Stock, the excess, if any, of the Liquidation Preference for such share of Series A Preferred Stock over $1,000) shall have been or contemporaneously are declared and paid in full, or declared (to the extent not paid but set apart for all such Parity Securities) and a sum set apart sufficient for such payment, on the

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Series A Preferred Stock for all completed quarterly periods since the Issue
Date on or prior to the date of payment of such dividends on such Parity Securities. If any dividends are not paid in full, as aforesaid, upon the shares of the Series A Preferred Stock and any other Parity Securities, all dividends declared upon shares of the Series A Preferred Stock and any other Parity Securities shall be declared and paid pro rata based on the relative amounts of the liquidation preference of the Series A Preferred Stock and such Parity Securities. So long as any shares of the Series A Preferred Stock are outstanding, the Company shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Parity Securities or any warrants, rights, calls or options exercisable for, convertible into or exchangeable for any of the Parity Securities, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase, redeem or retire any of the Parity Securities or any such warrants, rights, calls or options, unless cumulative dividends determined in accordance herewith (including, with respect to any share of Series A Preferred Stock, the excess, if any, of the Liquidation Preference for such share of Series A Preferred Stock over $1,000) shall have been paid or contemporaneously are declared and paid in full on the Series A Preferred Stock and all other redemption or repayment obligations due in respect of the Series A Preferred Stock have been paid in full in cash.

         (ii) So long as any shares of Series A Preferred Stock are outstanding, the Company shall not (A) declare, pay or set apart for payment any dividend on any of the Junior Securities or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Securities or any warrants, rights, calls or options exercisable for, convertible into or exchangeable for any of the Junior Securities (other than the repurchase, redemption or other acquisition or retirement for value of Junior Securities (and any warrants, rights, calls or options exercisable for, convertible into or exchangeable for such Junior Securities) held by current or former directors, officers, employees of or consultants or advisors to the Company or any of its Subsidiaries, which repurchase, redemption or other acquisition or retirement shall have been approved by the Board of Directors or (B) make any distribution in respect of Junior Securities, either directly or indirectly, and whether in cash, obligations or shares of the Company or other property (other than distributions or dividends in Junior Securities to the holders of Junior Securities), or (C) permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any of the Junior Securities or any such warrants, rights, calls or options, unless in each such case cumulative dividends determined in accordance herewith (including, with respect to any share of Series A Preferred Stock, the excess, if any, of the Liquidation Preference for such share of Series A Preferred Stock over $1,000) have been paid in full on the Series A Preferred Stock.

         (d) At any time and from time to time when the Liquidation Preference per share of Series A Preferred Stock exceeds $1,000, the Company may declare and pay, to the holders of record of the Series A Preferred Stock on the record date chosen by the Company (which record date shall be not less than 30 and not more than 60 days prior to the payment date for such special dividend) for such dividend, a special dividend per share of Series A Preferred Stock equal to all or a portion of the excess, if any, of the Liquidation Preference per share of Series A Preferred Stock over $1,000 (the amount of such special dividend, the "Base Amount"), plus accrued and unpaid dividends on the Base Amount to the date of payment (including an amount

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equal to a prorated dividend for the period from the last Preferred Dividend
Payment Date to the date of payment). Upon payment of such a dividend, the Liquidation Preference shall be reduced by the amount of the Base Amount.

         SECTION 3.2 Board Discretion. Nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Company to pay, or set apart for payment, any dividends at any time other than the Preferred Dividends.

                                    ARTICLE 4

                             LIQUIDATION PREFERENCE

         SECTION 4.1 Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, each Holder of the Series A Preferred Stock will be entitled to be paid, out of the assets of the Company available for distribution, and before any distribution is made on any Junior Security, a liquidation preference per share equal to the greater of (a) the Liquidation Preference and (b) the aggregate amount per share which such Holder would have been paid if such Holder had held the maximum number of Conversion Shares acquirable upon the complete conversion of such Holder's Series A Preferred Stock pursuant to Section 6.1 immediately before the time and date of the determination of shareholders entitled to receive distributions for such liquidation, dissolution or winding-up. Holders of the Series A Preferred Stock will have no rights to participate with any Junior Securities in any such distribution made on any Junior Securities of the Company, other than participation based upon the number of Conversion Shares acquirable upon the complete conversion of such Holder's Series A Preferred Stock pursuant to clause
(b) of the immediately preceding sentence. In addition, each Holder of the Series A Preferred Stock will be entitled, together and on parity with the holders of the Common Stock, to an amount per share in cash equal to all declared but unpaid Participating Dividends thereon to the date fixed for liquidation, dissolution or winding-up. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Series A Preferred Stock and any Parity Securities are not paid in full, the Holders of the Series A Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference to which each is entitled. After payment of accumulated and unpaid Participating Dividends to which they are entitled in accordance with Section 3.1 and payment of the full amount of the liquidation preferences, the Holders will not be entitled to any further participation in any distribution of assets of the Company.

         SECTION 4.2 Events Not Deemed a Liquidation. For purposes of Section 4.1, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations will be deemed to be a liquidation, dissolution or winding-up of the Company.

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                                    ARTICLE 5

                                  VOTING RIGHTS

         SECTION 5.1 Voting. (a) The Holders shall be entitled to vote, together with all the outstanding shares of Common Stock as a single class, and not as a separate class except as otherwise required under Pennsylvania law or as set forth in this Article 5, on all matters on which holders of Common Stock shall be entitled or permitted to vote.

         (b) If (i) upon the occurrence of a Put Event pursuant to Section 7.1(a)(i)(A) or (B) the Company fails to (x) make a Put Offer as and when required under Section 7.2, or (y) redeem any shares of Series A Preferred Stock in accordance with a Put Offer as and when required under Section 7.2 or (ii) on or after June 30, 2007, the Company has failed or fails, following the occurrence of a Put Event pursuant to Section 7.1(a)(i)(C), to (x) make a Put Offer as and when required under Section 7.2 or (y) redeem any shares of Series A Preferred Stock in accordance with a Put Offer as and when required under
Section 7.2 (any of the foregoing events described in clause (i) or (ii) being referred to as a "Put Non-Compliance Event"), notwithstanding any provision of the Articles of Incorporation of the Company to the contrary, the number of members of the Company's Board of Directors shall immediately and automatically increase by a number of Preferred Directors (as defined below) such that the Preferred Directors, together with any additional members of the Board of Directors that any Holder (or an Affiliate of a Holder) is then entitled to appoint or elect under any shareholder or similar agreement, shall thereafter constitute a majority of the members of the Board of Directors. Upon the occurrence of a Put Non-Compliance Event, the Holders of the Series A Preferred Stock, voting as a separate class (with each share of Series A Preferred Stock being entitled to one vote) and to the exclusion of all other classes or series of the Company's capital stock, shall vote to elect individuals to fill such newly created Preferred directorships, to remove any individuals elected to such Preferred directorships and to fill any subsequent vacancies in such Preferred directorships (the foregoing collectively referred to as the "Preferred Directors").

         (c) The right of the Holders of the Series A Preferred Stock to elect Preferred Directors as set forth in Section 5.1(b) above shall continue until such time as the failure giving rise to such Put Non-Compliance Event is remedied, cured or waived by the Holders of a majority of the shares of Series A Preferred Stock then outstanding, at which time, (i) the special right of the Holders of Series A Preferred Stock to so elect Preferred Directors shall cease,
(ii) the term of office of all Preferred Directors shall terminate and (iii) the number of members of the Company's Board of Directors shall immediately and automatically be decreased by the number of Preferred directorships created pursuant to Section 5.1(b) above and the directors elected by the Holders of Common Stock or Capital Stock prior to the Put Non-Compliance Event shall constitute the entire Board of Directors.

         SECTION 5.2 No Impairment. So long as any shares of Series A Preferred Stock, in the case of Section 5.2(a), or at least 10% of the number of shares of Series A Preferred Stock issued on the Issue Date, in the case of Sections 5.2(b) or (c), are outstanding, without the affirmative vote or consent of the Holders of a majority of the then outstanding shares of Series A Preferred Stock, voting or consenting, as the case may be, as a separate class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, the Company shall not:

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         (a)      amend this Certificate of Designation or the Articles of
Incorporation so as to affect adversely the special rights, powers, preferences, privileges or voting rights of Holders of the Series A Preferred Stock; provided that (i) the creation, authorization or issuance of any shares of any class or series of Capital Stock of the Company the terms of which do not expressly provide that it ranks senior to or on a parity with the Series A Preferred Stock as to dividends or as to distributions upon the liquidation, winding-up and dissolution of the Company, (ii) the decrease in the amount of authorized Capital Stock of any class or series (but not below the amount of outstanding Capital Stock of such class or series nor below such amount of Conversion Shares as would be required to effect the conversion provided for in Section 6.1), including the Series A Preferred Stock or (iii) the increase in the amount of authorized Capital Stock of any class or series of Capital Stock of the Company the terms of which do not expressly provide that it ranks senior to or on a parity with the Series A Preferred Stock as to dividends or as to distributions upon the liquidation, winding-up and dissolution of the Company shall not require the consent of the Holders and shall not be deemed to affect adversely the special rights, powers, preferences, privileges or voting rights of Holders.

         (b) authorize, create or issue any shares of any class or series of Capital Stock the terms of which expressly provide that such class or series will rank on a parity with, or senior to, the Series A Preferred Stock as to dividends or as to distributions upon the liquidation, winding-up and dissolution of the Company.

         (c) engage in any merger, consolidation, reorganization, recapitalization or sale of all or substantially all of the assets of the Company, provided, however, that the Company may engage in such a transaction if
(A) a majority of the directors, excluding any directors designated by GREEN EQUITY INVESTORS III, L.P., a Delaware limited partnership, or its Affiliates, approves such transaction and (B) the Company offers to redeem all of the outstanding Series A Preferred Stock as if such transaction constituted a Change of Control and (C) the Company redeems the Series A Preferred Stock if such offer is accepted by the Holders in accordance with Article 7;

         SECTION 5.3 Votes Per Share. In any case in which the Holders shall be entitled to vote pursuant to this Article 5 or pursuant to Pennsylvania law, unless otherwise provided herein, each Holder shall be entitled to the number of votes per share equal to the number of shares of Common Stock issuable upon conversion of such share of Series A Preferred Stock in accordance with Article 6, as of the date fixed for the determination of holders entitled to vote on such proposal. Any action that may be taken hereunder by the Holders of the Series A Preferred Stock voting as a separate class at a meeting may be taken by written consent of the Holders of a majority of the then outstanding shares of Series A Preferred Stock.

         SECTION 5.4 Amendment without a Vote. Subject to Section 5.2 and any requirements of Pennsylvania law, unless otherwise provided herein, without the vote of the Holders voting as a separate class, the Company may amend or supplement this Certificate of Designation or the Articles of Incorporation to cure any ambiguity, defect or inconsistency in this Certificate of Designation.

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                                    ARTICLE 6

                                   CONVERSION

         SECTION 6.1 Conversion.

         (a) Right to Convert. The Holder of any shares of Series A Preferred Stock at its option may at any time (except that if any such share shall have been redeemed in accordance with Article 7, then, as to such share, such right shall terminate at the close of business on the date fixed for such redemption) convert all or any of such Holder's shares of Series A Preferred Stock into fully paid and non-assessable Conversion Shares at the rate at which Conversion Shares shall be delivered upon conversion (the "Conversion Rate") in effect at the time such shares of Series A Preferred Stock are surrendered to the Company in accordance with Section 6.1(c).

         (b) Conversion Rate. The Conversion Rate shall initially be $1,000 per fully-diluted common equivalent share Conversion Shares for each share of Series A Preferred Stock and shall be subject to adjustment as provided in
Section 6.2. The number of Conversion Shares deliverable upon conversion shall be the number obtained by multiplying the (A) number of shares of Series A Preferred Stock surrendered to the Company in accordance with Section 6.1(c) or subject to conversion pursuant to Section 6.1(d) by (B) the Conversion Rate, as adjusted in accordance with Section 6.2. No Conversion Shares shall be issued on account of accrued but unpaid Preferred Dividends or Participating Dividends.

         (c) Conversion Election. A Holder shall elect to convert shares of Series A Preferred Stock by delivering to the Company at any time during normal business hours: (i) written notice of such Holder's election to convert, (ii) the certificate or certificates, duly endorsed, representing the shares to be so converted, (iii) such instruments of transfer as the Company reasonably may require, in form satisfactory to the Company and duly executed by such Holder, and (iv) transfer tax stamps or funds therefor, if required pursuant to Section 6.1(h).

         (d) Mandatory Conversion. Upon the effectiveness of a registration statement under the Securities Act on any of Forms S-1, S-2, S-3 or any similar successor form covering any of the Common Stock, and the completion of a sale of such Common Stock thereunder, (i) for which aggregate gross proceeds exceed $125 million, (ii) pursuant to which the offering price to the public per share of the Common Stock so offered is equal to or greater than (A) the aggregate Liquidation Preference of the Series A Preferred Stock then outstanding, divided by (B) the total number of Conversion Shares issuable upon conversion of all Series A Preferred Stock then outstanding, (iii) following which the Company is, or becomes, a reporting company under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and (iv) as a result of which the Common Shares are traded on the New York Stock Exchange or the American Stock Exchange, or quoted on the NASDAQ Stock Market or are traded or quoted on any other national stock exchange (a "Qualified IPO"), all shares of Series A Preferred Stock shall be converted into fully paid and non-assessable Conversion Shares at the Conversion Rate in effect on the date of such offering, except to the extent any such shares of Series A Preferred Stock are being redeemed upon such Qualified IPO pursuant to Section 7.1

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         (e)      Issuance of Conversion Shares.

                  (i) As promptly as practicable after a Holder has validly elected to convert shares of Series A Preferred Stock in accordance with Section 6.1(c) or upon a Qualified IPO, the Company will deliver to the Holder a certificate or certificates representing the number of Conversion Shares issuable upon such conversion, including any fractional shares, issued in such name or names as such Holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate(s) in accordance with Section 6.1(c) or, in the case of a mandatory conversion in connection with a Qualified IPO, upon the opening of business on the date of such Qualified IPO. Upon such conversion all rights of such Holder as a Holder shall cease with respect to such shares and the person in whose name the certificates for Conversion Shares are to be issued shall be treated for all purposes as the record holder thereof at such time. All certificates representing the converted Series A Preferred Stock shall be, or shall be deemed to be, canceled by the Company as of the date the election to convert is made or the date of the Qualified IPO, as the case may be, and shall thereafter no longer be of any force or effect.

                  (ii) The Company covenants that (A) it will at all times reserve and keep available, solely for the purpose of issue upon conversion of the shares of Series A Preferred Stock, such number of Conversion Shares as shall be issuable upon the conversion of all outstanding shares of the Series A Preferred Stock, (B) if any Conversion Shares required to be reserved for purposes of conversion of the shares hereunder require registration with or approval of any governmental authority under any Federal or state law or regulation before such shares may be issued upon conversion, it will cause such shares to be duly registered or approved, as the case may be, (C) it will use its reasonable best efforts to list the Conversion Shares required to be delivered upon conversion of shares prior to such delivery upon each national securities exchange, if any, upon which the outstanding Conversion Shares are listed at the time of such delivery, and, if such outstanding Conversion Shares are not listed on any exchange but are traded in the over-the-counter market, to qualify such shares for trading and quotation privileges such as are then available for the outstanding Conversion Shares and (D) all Conversion Shares which shall be issued upon conversion of the shares will upon issue have been duly authorized and validly issued and be fully paid and non-assessable and not subject to any preemptive rights.

         (f) Dividends. If shares of Series A Preferred Stock shall be converted subsequent to the record date preceding a Participating Dividend payment date (the "Participating Dividend Payment Date") for the Series A Preferred Stock, but prior to such Participating Dividend Payment Date, the registered holder of such shares at the close of business on such record date shall be entitled to receive the Participating Dividend payable on such shares on such Participating Dividend Payment Date in the form which such Holder is entitled to notwithstanding the conversion thereof, subject to the Company's payment of the Participating Dividend on such Participating Dividend Payment Date.

         (g)      Certain Transactions.

                  (i) Upon the consummation of any (A) consolidation, reorganization, share exchange, division or merger to which the Company is a party, other than a consolidation, reorganization, share exchange, division or a merger in which the Company is a continuing

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corporation and which does not result in any reclassification, change or exchange (other than changes in par value or from par value to no par value or from no par value to par value or changes as a result of a subdivision or combination) in outstanding Conversion Shares, or (B) sale of all or substantially all of the assets of the Company, each share of Series A Preferred Stock shall be convertible only into the kind and amount of securities and other property, if any, received in exchange for Conversion Shares in such transaction, subject to adjustment as nearly equivalent as practicable to the adjustments provided for in Section 6.2. The provisions of this Section 6.1(g) shall similarly apply to successive consolidations, reorganizations, mergers, share exchanges, divisions, sales or conveyances.

                  (ii) The Company shall cause to be given to the Holders as promptly as possible, but in any event at least 15 days prior to the applicable date of the occurrence of an event described in clause (i) above, a notice stating the date on which such event is expected to become effective or occur, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such consolidation, reorganization, merger, share exchange, division, sale or conveyance.

         (h) Stamp Tax or Duty. The issuance of certificates for Conversion Shares upon conversion shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the Holder of the share or shares converted, the person or persons requesting the issuance thereof shall pay to the Company the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Company that such tax has been paid.

         (i) Legends and Transfer Restrictions of Conversion Shares. The Conversion Shares issued upon conversion of the Series A Preferred Stock shall bear such legends and shall have such transfer restrictions as provided for in
Section 9.2, the Articles of Incorporation and by the laws of any state or other jurisdiction.

         SECTION 6.2 Adjustments of Conversion Rate. The Conversion Rate shall be subject to adjustment as follows:

         (a) Adjustment for Accretion. The Conversion Rate shall be increased by 14% per annum, compounded quarterly in arrears from the Issue Date through June 11, 2006. This adjustment shall be in addition to any adjustments under Sections 6.2(b), (c) and (d).

         (b)      Adjustment for Changes in Common Stock.

                  (i) If, after the Issue Date, the Company (A) subdivides or splits any of its outstanding shares of any class or series of Common Stock into a greater number of shares; (B) combines any of its outstanding shares of any class or series of Common Stock into a smaller number of shares; or (C) issues by reclassification of any class or series of its Common Stock any shares of any of its Common Stock; then the Conversion Rate in effect immediately prior to such action for each share of Series A Preferred Stock then outstanding shall be adjusted by multiplying the Conversion Rate in effect immediately prior to such action by a fraction (x) the numerator of which shall be the number of shares of all classes or series of Common Stock outstanding immediately after such action giving pro forma effect to the exercise of all then outstanding Convertible Securities (other than the Series A Preferred Stock) and (y) the denominator of which shall be the number of shares of all classes or series of Common Stock

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outstanding immediately prior to such action or the record date applicable to such action, if any (giving pro forma effect to the exercise of all then outstanding Convertible Securities (other than the Series A Preferred Stock)). The adjustment shall become effective immediately after the effective date of a subdivision, combination or reclassification. In the event that such subdivision, combination or reclassification is not effected, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such effective date had not been so fixed.

                  (ii) If, as a result of an adjustment made pursuant to this Section 6.2(b) a holder of shares Series A Preferred Stock upon conversion of such shares of Series A Preferred Stock may receive shares of two or more classes or series of Capital Stock of the Company, the Conversion Rate shall thereafter be subject to adjustment upon the occurrence of an action taken with respect to any such class or series of Capital Stock as is contemplated by this
Section 6.2 with respect to the Common Stock, on terms comparable to those applicable to Common Stock in this Section 6.2.

         (c) Adjustment for Certain Sales of Common Stock Below Current Market Value.

                  (i) If, at any time after the Issue Date, the Company issues or sells any shares of any class or series of Common Stock or any Convertible Security (other than (A) pursuant to the conversion of any Series A Preferred Stock, (B) pursuant to the conversion, exchange or exercise of any Convertible Security outstanding as of the Issue Date (to the extent in accordance with the terms of such Convertible Security as in effect on such date) and/or (C) pursuant to the conversion, exchange or exercise of any Convertible Security as to which upon the issuance thereof an adjustment pursuant to this Section 6.2 has been made (or was not required under the foregoing clause (A) or (B)) at a price per share (in the case of any Convertible Security, based on the consideration received for such Convertible Security plus any consideration receivable upon conversion, exchange or exercise, as applicable, each on an as-converted, per share basis) below the then Current Market Value receivable upon conversion, exchange or exercise, as applicable), the Conversion Rate for each share of Series A Preferred Stock then outstanding shall be adjusted in accordance with the formula:

                               CR(1) =    CR x (O+N)
                                       ------------------
                                        (O + (N x P/M))

where:

CR(1) = the adjusted Conversion Rate immediately after the Time of Determination;

CR    =   the pre-adjusted current Conversion Rate immediately prior to the Time of Determination;

O     =   the aggregate number of shares of Common Stock of all classes outstanding immediately prior to such issuance or sale of such Common

    Stock or Convertible Securities, as the case may be;

N = the number of shares of Common Stock of any class so issued or sold or the maximum stated number of shares of Common Stock of any class issuable upon the conversion, exchange or exercise of any such Convertible Securities, as the case may be;

P = the proceeds per share of Common Stock of the relevant class received by the Company, which (i) in the case of shares of Common Stock of any class is the amount received by the Company in consideration for the sale and issuance of such shares; and (ii) in the case of Convertible Securities is the amount received by the Company in consideration for the sale and issuance of such Convertible Securities, plus the minimum aggregate amount of additional consideration, other than the surrender of such Convertible Securities, payable to the Company upon exercise, conversion or exchange thereof; and

M = the Current Market Value per share of Common Stock of the relevant class.

                  (ii) The adjustment shall become effective immediately after the Time of Determination with respect to the issuance or sale to which this Section 6.1(c) applies. To the extent that shares of Common Stock are not delivered after the expiration of such Convertible Securities (or any Convertible Securities underlying such Convertible Securities), the Conversion Rate for each Share of Series A Preferred Stock then outstanding shall be readjusted to the Conversion Rate which would otherwise be in effect had the adjustment made upon the issuance or sale of such Convertible Securities been made on the basis of delivery of only the number of shares of Common Stock actually delivered.

                  (iii) Notwithstanding the foregoing, no adjustment shall be made under this Section 6.2(c) (A) if the application of the formula stated above would result in a value of CR1 that is lower than the value of CR or (B) for any adjustment which is the subject of Section 6.2(b) or 6.2(d).

                  (iv) Notwithstanding the foregoing, no adjustment in the Conversion Rate will be required in respect of: (A) the grant of any stock option or stock incentive award at an exercise price at least equal to the then Current Market Value, (B) the grant of any other stock option or stock incentive award to any officer or employee of the Company or any of its subsidiaries pursuant to any compensatory plan or arrangement that has been approved by the Company's Board of Directors, or (C) the exercise of any such option or award referred to in clause (A).

         (d)      Adjustment upon Certain Distributions.

                  (i) If at any time after the Issue Date the Company grants or issues any Convertible Security or Capital Stock (other than Common Stock), evidence of its indebtedness or assets, or rights to purchase or subscribe for the same pro rata to all record holders of any class of Common Stock ("Distribution Rights"), then the Conversion Rate for each share of Series A Preferred Stock then outstanding shall be adjusted in accordance with the formula:

                            CR(1)   =   CR x (M/(M-F))

where:

CR(1) = the adjusted Conversion Rate immediately after the Time of Determination;

CR    =   the pre-adjusted Conversion Rate immediately prior to the Time of Determination;

M     =   the Current Market Value per Share of Common Stock of the
          relevant class;

F     =   the fair market value at the Time of Determination of such portion of the Convertible Securities, Capital Stock or the evidence of indebtedness or assets or of such rights to purchase or subscribe for the same, distributable pursuant to such Distribution Rights per share of outstanding Common Stock less the amount per share of outstanding Common Stock paid by the shareholders in consideration therefor.

The adjustment shall become effective immediately after the Time of Determination with respect to the shareholders entitled to receive the Convertible Securities, Capital Stock or rights to purchase or subscribe for the same to which this Section 6.2(d)(i) applies. Notwithstanding the foregoing, no adjustment shall be made under this Section 6.2(d) if the application of the formula stated above in this Section 6.2(d)(i) would result in a value of CR1 that is lower than the value of CR. Notwithstanding the foregoing, this Section 6.2(d)(i) does not apply to any transaction which results in an adjustment pursuant to Section 6.2(b).

                  (ii) Notwithstanding the provisions of Section 6.2(d)(i), an event that would otherwise give rise to an adjustment pursuant to Section 6.2(d)(i) shall not give rise to such adjustment if the Company grants, issues or sells Distribution Rights to the Holders or includes the Holders in such Distribution, in each case on a pro rata basis, assuming for the purpose of this
Section 6.2(d)(ii) that (A) all outstanding shares of Common Stock are of one class and (B) the Series A Preferred Stock had been converted.

         (e) Notice of Adjustment. Whenever the Conversion Rate is adjusted, the Company shall promptly mail to Holders at the addresses appearing on the stock register a notice of the adjustment. The Company shall keep with its records such notice and a certificate from the Company's Chief Financial Officer briefly stating the facts requiring the adjustment and the manner of computing it. The certificate shall be conclusive evidence that the adjustment is correct, absent manifest error.

         (f) Other Events. If any event occurs as to which the provisions of this Section 6.2 are not strictly applicable and as a result of which the provisions of this Section 6.2, in the good faith judgment of the Board of Directors of the Company, do not fairly and adequately comply with the essential intent and principles of such provisions, then such Board of Directors shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of such Board of Directors, to so comply.

         (g) Voluntary Adjustments. The Company from time to time may increase the Conversion Rate by any number and for any period of time; provided that such period is not less than 20 Business Days. Whenever the Conversion Rate is so increased, the Company shall mail to Holders a notice of the increase. The Company shall give the notice at least 15 days before the date the increased Conversion Rate takes effect. The notice shall state the increased Conversion Rate and the period it will be in effect. A voluntary increase in the Conversion Rate for a period of time in accordance with this Section 6.2(g) shall not change or adjust the Conversion Rate otherwise in effect as determined by this
Section 6.2 after such period of time.

         (h) Multiple Adjustments. After an adjustment to the Conversion Rate for outstanding Series A Preferred Stock under this Section 6.2, any subsequent event requiring an adjustment under this Section 6.2 shall cause an adjustment to the Conversion Rate for outstanding Series A Preferred Stock as previously so adjusted under this Section 6.2. For the purposes of adjustments with respect to Convertible Securities, the maximum number of shares of Capital Stock issuable upon exercise, exchange or conversion of such Convertible Securities shall be deemed to be outstanding, provided that no further adjustment shall be made upon the actual issuance of Capital Stock upon exercise, exchange or conversion of such Convertible Securities.

         (i) When De Minimis Adjustment May Be Deferred. No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least 1% in such rate; provided, however, that any adjustments which by reason of the foregoing are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made by the Company and shall be rounded to the sixth decimal place. No adjustment need be made for a change in the par value or no par value of the Common Stock and no adjustment shall be deferred beyond the date on which a share of Series A Preferred Stock is converted.

                                    ARTICLE 7

                                   REDEMPTION

         SECTION 7.1 Offers to Redeem.

         (a) (i) Upon (A) the occurrence of a Change of Control, (B) the occurrence of a Qualified IPO, or (C) the receipt of the written request of any or all of the Holders at any time on or after January 1, 2007 and on or prior to December 31, 2008 (the "Put Notice") (any of the foregoing transactions, the occurrence of a Change of Control or a Qualified IPO, or receipt of a Put Notice being referred to as a "Put Event"), each of the Holders will have the right, but not the obligation, to require the Company to redeem, in accordance with the procedures set forth in Section 7.2, in whole or in part such Holder's shares of Series A Preferred Stock (subject to any prohibitions or limitations imposed by Pennsylvania law), pursuant to an offer (the "Put Offer") at the following offer prices in cash (the "Offer Price"):

         (1) if such Put Event occurs prior to June 11, 2004, at an Offer Price equal to 130.8% of the Initial Liquidation Preference;

         (2) if such Put Event occurs on or after June 11, 2004, at an Offer Price set forth below (expressed below as a percentage of the Liquidation Preference as of the date of redemption) across from the 12-month period beginning June 11 of the year set forth below, during which period the Put Event occurs, in each case together with an amount in cash equal to all accumulated and unpaid Participating Dividends through the date of redemption:

                            PERCENTAGE OF LIQUIDATION
       YEAR                         PREFERENCE
       ----                 -------------------------
2004                                  112%
2005                                  110%
2006                                  108%
2007 and thereafter                   106%

         (b) The Company shall not be required to make a Put Offer with respect to any Put Event if a third party makes and consummates a Put Offer with respect to such Put Event substantially in accordance with this Article 7.

         SECTION 7.2 Procedures for Redemption. In the event that the Company shall be required to commence a Put Offer, the Company shall follow the procedures specified in this Section 7.2.

         (a) The Company shall commence a Put Offer by sending, via first class mail, a notice (the "Redemption Notice") to each of the Holders (A) no more than 30 days after the occurrence of a Change of Control, (B) at least 30 days prior to a Qualified IPO, or (C) no more than 150 days after receipt of a Put Notice. The Put Offer shall remain open for a period of at least 20 Business Days from the date the Redemption Notice is mailed to Holders (the "Offer Period"). The Redemption Notice shall govern the terms of the Put Offer and shall contain all instructions and materials necessary to enable the Holders to tender their shares of Series A Preferred Stock pursuant to the Put Offer. The Redemption Notice shall state:

                  (i) whether the Put Offer is pursuant to (A) a Change of Control, in which case the Put Notice shall describe the transaction or transactions that constitute a Change or Control, (B) a Qualified IPO, in which case the Redemption Notice shall describe the Qualified IPO, or (B) a Put Notice;

                  (ii)     the Offer Price;

                  (iii) that on the date specified in such notice (the "Redemption Date"), which in the case of a Put Offer commenced upon (A) a Change of Control, shall be a date no later than 60 days after the occurrence of such Change of Control, (B) a Qualified IPO, shall be the date of consummation of such Qualified IPO and (C) receipt of a Put Notice, shall be a date no later than 180 days after such Put Event, provided, however, that in no event shall the Redemption Date specified pursuant to clause (C) of this Section 7.2(a)(iii) be earlier than June 30, 2007, the Company shall redeem all shares of Series A Preferred Stock validly tendered and not properly withdrawn pursuant to this Article 7 and the Put Offer;

                  (iv) that any Holder electing to have shares of Series A Preferred Stock redeemed pursuant to the Put Offer may so elect with respect to any or all of such Holder's shares;

                  (v) that any Holder electing to have shares of Series A Preferred Stock redeemed pursuant to the Put Offer shall be required prior to the expiration of the Offer Period to surrender the certificates representing such Holder's shares of Series A Preferred Stock to be redeemed with such customary documents of surrender and transfer as the Company may reasonably request, duly completed, to the Company at the address and by the means specified in the Redemption Notice;

                  (vi) that each Holder shall be entitled to withdraw its election if the Company receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder and a statement that such Holder is withdrawing its election to have shares of Series A Preferred Stock redeemed;

                  (vii) that Participating Dividends on shares of the Series A Preferred Stock to be redeemed shall cease to accrue after the Redemption Date unless the Company defaults in the payment of the redemption price; and

                  (viii) that, in the case of a Put Offer in connection with a Qualified IPO, the Put Offer shall terminate automatically and immediately as to all shares of Series A Preferred Stock (regardless of any acceptance of the Put Offer by the Holders thereof) in the event that the Qualified IPO is not completed.

         (b) Each Holder shall surrender the certificate or certificates representing such shares of Series A Preferred Stock to the Company (duly endorsed or assigned for transfer), together with all other documents required pursuant to the Redemption Notice, duly completed, in the manner and at the place designated in the Redemption Notice and on or prior to the expiration of the Offer Period. The Offer Price for such shares of Series A Preferred Stock shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired; provided, that if certificates surrendered represent more shares than the Holder has elected to have redeemed, the Company shall issue certificates for the shares that are not redeemed.

         (c) Unless the Company defaults in the payment in full of the applicable redemption price, Participating Dividends shall cease to accumulate after the Redemption Date, and the Holders of such redeemed shares shall cease to have any further rights with respect thereto after the Redemption Date, other than the right to receive the redemption price, without interest.

                                    ARTICLE 8

                                  MISCELLANEOUS

         SECTION 8.1 Preemptive Rights. This Certificate of Designation does not grant to any shares of Series A Preferred Stock any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities or such warrants, rights or options may be designated, issued or granted.

         SECTION 8.2 Reissuance of Series A Preferred Stock. Shares of Series A Preferred Stock that have been issued and reacquired in any manner, including shares redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Pennsylvania) have the status of authorized but unissued shares of Preferred Stock of the Company and may be designated or redesignated and issued or reissued, as the case may be, as part of any class or series of Preferred Stock of the Company, except that such shares shall not be reissued as shares of Series A Preferred Stock.

         SECTION 8.3 Business Day. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption, or exchange shall be made on the immediately succeeding Business Day.

         SECTION 8.4 Waiver. The Holders of a majority of the outstanding shares of Series A Preferred Stock, voting or consenting, as the case may be, as a separate class, may waive compliance with any provision of this Certificate of Designation.

         SECTION 8.5 Notice. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, email or otherwise, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

         if to the Company, to:

         Werner Holding Co. (PA), Inc.
         93 Werner Road
         Greenville, Pennsylvania 16125
         Attention: Eric J. Werner, Esq.
         Phone: (724) 588-2000
         Fax: (724) 589-5898

         with copies to:

         Investcorp International Inc.
         280 Park Avenue, 36 West
         New York, NY 10017

         Attention: Chris Stadler
         Phone: (212) 599-4700
         Fax: (212) 983-7073

         Gibson, Dunn & Crutcher LLP
         200 Park Avenue, 48th Floor
         New York, NY 10166
         Attention: E. Michael Greaney, Esq.
         Phone: (212) 351-4000
         Fax: (212) 351-4035

         Any notice or communication to a Holder shall be delivered to the Holder's address as it appears in the stock register of the Company and shall be sufficiently given if so mailed within the time prescribed. Failure to mail a notice or communication to a Holder or any defect in such notice shall not affect its sufficiency with respect to other Holders.

                                    ARTICLE 9

                              TRANSFER RESTRICTIONS

         SECTION 9.1 Series A Preferred Stock.

         (a) The certificates evidencing the Series A Preferred Stock shall, unless otherwise agreed to by the Company and the Holders of any such certificates, bear a legend substantially to the following effect:

         THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS INVOLVING THIS SECURITY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

         IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE COMPANY SUCH OPINIONS, CERTIFICATES AND OTHER INFORMATION AS THE COMPANY MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

         THE SECURITY REPRESENTED BY THIS CERTIFICATE MAY BE AUTOMATICALLY CONVERTED UPON THE OCCURRENCE OF CERTAIN EVENTS SPECIFIED IN THE STATEMENT WITH RESPECT TO SHARES FOR THIS SECURITY. SUCH AUTOMATIC CONVERSION CAN BE ACCOMPLISHED WITHOUT THIS CERTIFICATE BEING SURRENDERED AND WHETHER OR NOT THE COMPANY GIVES NOTICE OF SUCH AUTOMATIC CONVERSION.

         THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH HOLDER WHO SO REQUESTS A COPY OF THE CERTIFICATE OF DESIGNATION.

         In addition to such legend, such certificates shall bear any legends required by the Articles of Incorporation and by the laws of any state or other jurisdiction.

         (b) The Company shall refuse to register any attempted transfer of shares of Series A Preferred Stock not in compliance with Section 9.1(a).

         (c) Whenever the restrictions imposed by this Section 9.1 shall terminate and, if requested by the Company, upon delivery by any Holder of an opinion of counsel stating that such shares of Series A Preferred Stock are no longer Restricted Securities, such opinion to be in a form and from counsel reasonably acceptable to the Company, the holder thereof shall be entitled to receive from the Company, without expense to the Holder, a new stock certificate not bearing the legend set forth in this Section 9.1.

         SECTION 9.2 Conversion Shares.

         (a) The certificates evidencing Conversion Shares issued upon a conversion of Series A Preferred Stock pursuant to Section 6.1 shall, unless otherwise agreed to by the Company and the Holders of any such certificates, bear a legend substantially to the following effect:

         THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS INVOLVING THIS SECURITY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

         IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE COMPANY SUCH OPINIONS, CERTIFICATES AND OTHER INFORMATION AS THE COMPANY MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

         In addition to such legend, such certificates shall bear any legends required by the Articles of Incorporation and by the laws of any state or other jurisdiction.

         (b) Whenever the restrictions imposed by this Section 9.2 shall terminate and, if requested by the Company, upon delivery by any Holder of an opinion of counsel stating that such Conversion Shares are no longer Restricted Securities, such opinion to be in a form and from counsel reasonably acceptable to the Company, the holder thereof shall be entitled to receive from the Company, without expense to the Holder, a new stock certificate not bearing the legend set forth in this Section 9.2.

                                   ARTICLE 10

                                DELIVERY AND FORM

         The certificates representing the Series A Preferred Stock will be issued in fully registered form. Holders will be entitled to receive physical delivery of a certificate for their Series A Preferred Stock ("Certificated Preferred Stock") which shall bear the legend referred to in Section 9.1. Record ownership of Certificated Preferred Stock will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Company.

                                   ARTICLE 11

                                   DEFINITIONS

         SECTION 11.1 Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings:

         "Affiliate" of any specified Person means (a) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person; or (b) any other Person that owns, directly or indirectly, 10% or more of such specified Person's Voting Stock; or
(c) any Person who is a director or officer of (i) such Person, (ii) any Subsidiary of such Person or (iii) any Person described in clauses (a) or (b). For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

         "Board of Directors" means, with respect to any Person, the Board of Directors of such Person, or any authorized committee of the Board of Directors of such Person.

         "Business Day" means a day other than a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or required by law to close.

         "Capital Stock" means:

         (a)      in the case of a corporation, corporate stock;

         (b) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

         (c) in the case of an association or other business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock.

         "Change of Control" means such time as:

         (a) prior the first public offering of Common Stock of the Company, the Initial Control Group ceases to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock or more than 50% of the Common Stock, whether as a result of the issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by the Initial Control Group or otherwise (for purposes of this clause (a) and clause (b) below, the Initial Control Group shall be deemed to beneficially own any Voting Stock or common stock of an entity (the "specified entity") held by any other entity (the "parent entity") so long as the Initial Control Group beneficially owns (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity; or

         (b) following the first public offering of Common Stock of the Company (other than a Qualified IPO), (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more members of the Initial Control Group, is or becomes the beneficial owner (as defined in clause (a) above, except that such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 30% of the total voting power of the Voting Stock of the Company, and (2) the Initial Control Group "beneficially owns" (as defined in clause (a) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for purposes of this clause (b), such other person shall be deemed to beneficially own any Voting Stock of a specified entity held by a parent entity, if such other person "beneficially owns" (as defined in clause (a) above), directly or indirectly, in the aggregate more than 30% of the voting power of the Voting Stock of such parent entity and the Initial Control Group "beneficially owns" (as defined in clause (a) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity).

         "Class A Common Stock" means the Class A Common Stock of the Company, par value $0.01 per share.

         "Class B Common Stock" means the Class B Common Stock of the Company, par value $0.01 per share.

         "Class C Common Stock" means the Class C Common Stock of the Company, par value $0.01 per share.

         "Class D Common Stock" means the Class D Common Stock of the Company, par value $0.01 per share.

         "Class E Common Stock" means the Class E Common Stock of the Company, par value $0.01 per share.

         "Class F Common Stock" means the Class F Common Stock of the Company, par value $0.01 per share.

         "Common Stock" means all shares of Capital Stock of the Company, whether or not denominated as "common stock," which are entitled to share ratably in the ordinary dividends of the Company or share ratably in the proceeds of any liquidation of the Company after the payment of all preferential claims, and shall include, without limitation, all shares of Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock, Class E Common Stock, Class F Common Stock and the No-Class Common Stock of the Company authorized on the Issue Date, but exclude the Series A Preferred Stock and any other Preferred Stock.

         "Company" means Werner Holding Co. (PA), Inc., a Pennsylvania corporation, and any successor.

         "Conversion Shares" means the shares of Class F Common Stock or any shares of Common Stock into which Class F Common Stock has been converted pursuant to the Amended and Restated Articles of Incorporation, issuable upon conversion of the Series A Preferred Stock from time to time.

         "Convertible Security" shall mean any securities convertible into or exercisable or exchangeable for, and all other options and rights to purchase or subscribe for, Common Stock or other Convertible Securities, in each case, whether outstanding on the Issue Date or thereafter issued.

         "Current Market Value" per share of any class of Common Stock of the Company shall mean:

         (a) if such class of Common Stock is not then (i) registered under the Exchange Act and (ii) traded on a national securities exchange or quoted on the Nasdaq Stock Market, the value of such class of Common Stock on the Business Day immediately prior to the date of the public announcement of the transaction giving rise to the determination of Current Market Value, determined in good faith by the Board of Directors of the Company, taking into account the most recently completed arms-length transaction between the Company and a Person other than an Affiliate of the Company and the closing of which occurs on such date or shall have occurred within the six-month period preceding such date; or

         (b)(i) if such class of Common Stock is then (A) registered under the Exchange Act and (B) traded on a national securities exchange or on the Nasdaq Stock Market, the average of the daily closing sales prices of such class of Common Stock for the 5 consecutive trading days immediately preceding the public announcement of the transaction giving rise to the determination of Current Market Value, or (ii) if such class of Common Stock has been registered under the Exchange Act and traded on a national securities exchange or on the Nasdaq National Market System for less than 5 consecutive trading days before such date of public announcement, then the average of the daily closing sales prices for all trading days before such date for which closing sales prices are available. The closing sales price of each such trading day shall be the closing sales price, regular way, on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

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

         "Holder" means a Person in whose name any outstanding shares of Series A Preferred Stock are registered in the register for the Series A Preferred Stock.

         "Initial Control Group" means Investcorp, its Affiliates, the holders of the Class A, Class B, Class C, Class D and Class E Common Stock immediately following the Recapitalization, any Person acting in the capacity of an underwriter or initial purchaser in connection with a public or private offering of the Company's Capital Stock, or any Permitted Transferee of any of the foregoing Persons.

         "Investcorp" means Investcorp Bank B.S.C., a Bahrain stock corporation.

         "Issue Date" means June 11, 2003, the date the Series A Preferred Stock is originally issued.

         "Liquidation Preference" means, as of any date, the sum of (a) the Initial Liquidation Preference per share of Series A Preferred Stock, plus (b) accrued and unpaid Preferred Dividends added to the Liquidation Preference in accordance with Section 3.1(a), minus (c) the Base Amount of any special dividend paid pursuant to Section 3.1(d).

         "No-Class Common Stock" means the class of common stock designated as "Common Stock" of the Company, par value $.01 per share.

         "Permitted Transferee" means, (A) with respect to any Person, (i) the spouse, former spouse, lineal descendants, heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any such Person, and (ii) a trust, the beneficiaries of which, or a corporation or partnership or limited liability company, the stockholders, general or limited partners or members of which, include only such Person or his or her spouse, former spouse, lineal descendants or heirs, in each case to whom such Person has transferred, or through which it holds, the beneficial ownership of any securities of the Company, and (B) with respect to Investcorp, any other investor with whom Investcorp or any Affiliate thereof has an administrative relationship with respect to securities of the Company, including but not limited to holders of the Class D Common Stock.

         "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

         "Preferred Dividend Payment Date" means March 31, June 30, September 30 and December 31 of each year.

         "Preferred Stock" means, with respect to any Person, any Capital Stock of such Person (however designated) that is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, over shares of Capital Stock of any other class or series of such Person. With respect to the Company, "Preferred Stock" includes the Series A Preferred Stock.

         "Recapitalization" means the recapitalization of the Company, effective June 11, 2003, pursuant to which the Company will reclassify and redeem shares of its Common Stock, and

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

issue the Series A Preferred Stock, and the other transactions related thereto, including the cancellation of certain options to purchase the Capital Stock of the Company and making payments to optionholders with respect thereto.

         "Restricted Securities" means "restricted securities" as such term is defined in Rule 144(a)(3) promulgated under the Securities Act.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Series A Preferred Stock" is defined in Section 1.1.

         "Subsidiary" means, with respect to any Person:

         (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

         (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

         Unless otherwise specified, "Subsidiary" refers to a Subsidiary of the Company.

         "Time of Determination" means (a) in the case of any distribution to existing shareholders to which Section 6.2(d) applies, the time and date of the determination of shareholders entitled to receive such securities or property, or (b) in the case of any other issuance and sale to which Section 6.2(c) or 6.2(d) applies, the time and date of such issuance or sale.

         "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person. Unless otherwise specified, "Voting Stock" refers to Voting Stock of the Company.

         SECTION 11.2 Rules of Construction. For the purposes of this Certificate of Designation (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the word "including" and words of similar import shall mean "including, without limitation," (c) a capitalized word has the meaning assigned to it, (d) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles in the United States of America as in effect from time to time, and (e) "or" is not exclusive.

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

         IN WITNESS WHEREOF, Werner Holding Co. (PA), Inc. has caused this Certificate of Designation to be signed by Eric J. Werner, its Secretary, on the date and year first above written.

                                             WERNER HOLDING CO. (PA), INC.

                                             ___________________________________
                                             Name:  Eric J. Werner
                                             Title: Secretary

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